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Victor Beaudet	Renee Johansen
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AVON ANNOUNCES INCREASE IN SHARE BUYBACK

Company Intends to Repurchase An Additional $500 Million In Shares Before Year End

Regular Quarterly Dividend Also Declared

NEW YORK, N.Y., August 2, 2005 – Avon Products, Inc. (NYSE:AVP) today announced that its Board of Directors has authorized the company to buy back an additional $500 million of its common stock by the end of 2005, subject to market conditions. The company expects to fund the new program through the issuance of long-term debt.

     Avon said that the $500 million share repurchase plan is in addition to the company’s 2000-2005 buyback program, which has a remaining authorization of approximately $80 million, and the $1 billion five-year share repurchase plan announced in February 2005.

     The current share repurchase program is expected to conclude in the third quarter. Upon completion, Avon’s remaining share repurchase authorization will now be $1.5 billion, or almost 10% of the Company’s equity market capitalization.

     Avon also declared a regular quarterly dividend on its common stock of $.165 per share, payable September 1, 2005, to shareholders of record August 18, 2005.

      Avon is the world’s leading direct seller of beauty and related products, with $7.7 billion in annual revenues. Avon markets to women around the world through 4.9 million independent sales Representatives. Avon product lines include such recognizable brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques Hair Care, Avon Naturals, Mark, and Avon Wellness. Avon also markets an extensive line of fashion jewelry and apparel. More information about Avon and its products can be found on the company’s web site www.avoncompany.com.

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